Exhibit 5.1

135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
September 1, 2005	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
Sunesis Pharmaceuticals, Inc.	New Jersey	Washington, D.C.
341 Oyster Point Boulevard
South San Francisco, CA 94080	File No. 034753-0007

Re:                               Registration Statement No. 333-121646; up to 6,900,000 shares of common stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,900,000 shares of common stock, $0.0001 par value per share (the “Shares”), pursuant to a registration statement on Form S–1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2004 (File No. 333–121646), as amended by Amendment No. 1 filed with the Commission on January 27, 2005, Amendment No. 2 filed with the Commission on April 29, 2005, Amendment No. 3 filed with the Commission on June 1, 2005 and Amendment No. 4 filed with the Commission on September 1, 2005 (collectively, the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP